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                                   September 24, 1996


Mr. Richard Cortese
1692 County Road 245
Durango, CO  81301

     Re:  Termination of Employment

Dear Mr. Cortese:

     This letter confirms our agreement that your employment by Racotek, Inc. (the "Company") will terminate effective October 4, 1996.

     The consequences of this termination are set out in a certain letter agreement dated March 14, 1994, as amended by letters dated
     February 29, 1996 and June 6, 1996.

     On behalf of the Company,. I would like to take this opportunity to thank you for your services to the Company.


                                   Very truly yours,

                                   RACOTEK, INC.



                                   By:  Michael A. Fabiaschi
                                        -------------------------------------
                                        Michael A. Fabiaschi
                                        President and Chief Executive Officer


     Agreed to and confirmed as of September 25, 1996



                                        Richard A. Cortese
                                        -------------------------------------
                                        Richard A. Cortese
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                                                                    June 6, 1996


Mr. Richard Cortese
Racotek, Inc.
7301 Ohms Lane, Suite 200
Minneapolis, MN 55439

RE:  CHANGES TO EMPLOYMENT RELATIONSHIP

Dear Mr. Cortese:

On behalf of the Board of Directors, I would like to confirm the changes to our agreement with you concerning your employment by Racotek, Inc. (the "Company"). This letter amends a certain letter agreement dated March 14, 1994 addressed to you from me, as amended by a letter dated February 29, 1996 addressed to you from me (the "Original Agreement").

1.   Section 2 of the Original Agreement is amended to read in full as follows:

     "2. DUTIES. You will report to the Company's President and Chief Executive Officer and perform such duties as he or she may request from time to time. You will not be an executive officer of the Company."

2.   Section 4 of the Original Agreement is amended to read in full as follows:

      "4. TERM. Your employment with the Company is on an at-will basis. Provisions for termination of your employment by you or the Company are set forth in Section 8. This agreement expires on January 15, 1997, provided that if at the time of such expiration the Company is making payments to you under Section 8, the Company will continue to make such payments to you according to that provision."

3. Section 7.3 of the Original Agreement is amended to read in full as follows:

      "7.3 HEALTH INSURANCE. The Company will continue to provide health insurance benefits to you and your family at the Company's expense until December 31, 1998. From January 1, 1999 until the earlier of (i) December 31, 2006, or (ii) when you become eligible for health insurance benefits under another plan, the Company will continue to provide health insurance benefits to you and Cindy Cortese at your expense and upon reimbursement by you of the monthly cost. This obligation will survive the expiration or termination of this Agreement for any reason.

      "7.4 EQUITY COMPENSATION. The option granted to you on December 19, 1994 has been canceled with respect to 112,500 shares. The option granted to you on November 5, 1991 for 70,883 shares is hereby amended to add the following sentence as the second paragraph of Section 2: "In the event that your employment with the Company is terminated for any reason, whether voluntarily or involuntarily, prior to September 3, 1996, this Option shall immediately become exercisable in full."

4. Section 8 of the Original Agreement is amended to read in full as follows:

      "8. TERMINATION OF EMPLOYMENT. If your employment terminates for any reason, whether voluntarily or involuntarily, the Company will continue to pay you your Base Salary and benefits under Sections 5 and 7 above through January 15, 1997."

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5.   Section 11.2 of the Original Agreement is amended to read in full as follows:

     "11.2 COVENANT NOT TO COMPETE. For so long as the Company is making payments to you under Section 8, you agree that:

          (a) you will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy hereof;

          (b) you will not render services, (including research, consulting or sales services) to any Conflicting Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing, or promotion of any Conflicting Product that is sold or intended for use or sale in any geographic area in which the Company actively markets a Company Product or in good faith intends as of the date of your termination, to actively market a Company Product of the same general functions; and

          (c) you will not directly or indirectly employ or attempt to employ, or conspire with others to employ, in competition with the Company, any of the Company's other employees.

Your obligations under Section 11.2 are hereinafter referred to as the "Covenant Not to Compete."

6.   Sections 11.3 and 11.4 are deleted in their entirety.

7. The references in Section 13 to Sections 8.1 and 8.2(a) are changed to a reference to Section 8.

Except as amended by this letter, the terms of the Original Agreement remain in full force and effect.

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Please confirm that this letter is in accordance with your understanding and that you have received a copy of this letter by signing and returning to us the enclosed duplicate of this letter.



                         Very truly yours,
                         RACOTEK, INC.



                         By        Yuval Almog
                                   -------------------------
                                   Yuval Almog, on behalf of
                                   the Board of Directors

Agreed to and confirmed as of June 6, 1996.



     Richard A. Cortese
     ---------------------------
     Richard A. Cortese